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                                                                   EXHIBIT 10.56

                             [HARRAH'S LETTERHEAD]


                                 July 24, 2000


Mr. Frederick W. Burford
JCC Holding Company
One Canal Place
365 Canal Street
Suite 900
New Orleans, LA 70130

         Re: FORBEARANCE

Dear Fred:

     We are in receipt of your letter of July 18. We understand the difficulty of your position and the financial problems facing JCC and the property. As a result, we remain willing and interested in continuing to engage in discussions with JCC and all of JCC's lenders and creditors with a view to arriving at a permanent solution to JCC's financial problems.

     To that end, we plan to discuss with our Board of Directors, at a regularly scheduled meeting this week, the subject of the New Orleans project. We expect to be in a position after the Board meeting to respond to your letter. Under these circumstances we (Harrah's Entertainment, Inc., Harrah's Operating Company, Inc. and Harrah's New Orleans Management Company) agree to extend the forbearance date under the Limited Forbearance Agreement from August 1, 2000 to August 15, 2000.


                                             Very truly yours,

                                             /s/ CHARLES L. ATWOOD
                                             Charles L. Atwood

CA:sr


cc:  Steve Brammell
     Colin Reed